Exhibit 99.1
CONSENT OF MORNINGSTAR, INC.
Per the terms of “Agreement” dated October 26, 2007 between Corporate Property Associates 17 — Global Incorporated (the “Company”) and Morningstar, Inc. (“Morningstar”), Morningstar hereby consents to the reference to Morningstar in the Registration Statement on Form S-11 (File No. 333-140842) for Company, and any amendments or supplements thereto, and in the Company’s sales literature as identified in the “Agreement”, and the Company’s use and display of our statistical data, as identified in the aforementioned “Agreement”. We reserve all rights in our name, data and software.

Signature:	/s/ Morningstar, Inc.

Chicago, IL
October 26, 2007